                                                                    EXHIBIT 10.5

                                 ACKNOWLEDGMENT

      1. James E. Shada, currently employed by The Buckle, Inc. ("Company") of Kearney, Nebraska, will be paid an annual salary of $430,000 for so long as the employee is employed by the Company during the fiscal year ending January 29, 2005.


      2. In addition to the salary outlined in paragraph 1, above, a "Cash Award" for the above fiscal year will be paid to you provided you are employed by the Company on the last day of such fiscal year. The "Cash Award" will be paid as part of the Incentive Plan which includes a Bonus Pool as Cash Incentive for executives. This Bonus Pool will be calculated for the fiscal year based upon dollars of growth in key performance categories compared to the Base Year amounts, multiplied by the applicable percentage amounts as outlined in the Plan and multiplied by the net income factor outlined in the plan (see Exhibit A to the Company's 2004 Proxy Statement). The applicable percentage amounts per the 2004 Executive Incentive Plan include 8.5% of the increase in Same Store Sales, 5.0% of the increase in Gross Profit and 15.0% of the increase in Pre-bonus Net Income. The Base Year amounts are determined using the immediately preceding fiscal year for Same Store Sales and the prior three-year rolling average for the Gross Profit and Pre-Bonus Net Income.

      No payment of a Cash Award for the year may be made until the Company's key performance categories for the year are certified by the Compensation Committee. You shall not be entitled to receive payment of a Cash Award unless you are still in the employ of (and shall not have delivered notice of resignation to) the Company on the last day of the fiscal year for which the Cash Award is earned.

      The Cash Award will be paid on or before April 15 following the close of the fiscal year. For calculating this Cash Award, "Pre-Bonus Net Income" shall be defined as the Company's net income from operations after the deduction of all expenses, excluding administrative and store manager percentage bonuses and excluding income taxes, but including draws against such bonuses. Net income from operations does not include earnings on cash investments. For this purpose, net income shall be computed by the Company in accordance with the Company's normal accounting practices, and the Company's calculations will be final and conclusive.

      3. Options to purchase 51,750 shares ("Options") of The Buckle, Inc. common stock at $25.75 per share were granted to you pursuant to the 1997 Executive Stock Option Plan as of the last day of the fiscal year preceding this Plan (January 31, 2004). Options granted under the Plan will vest according to the same terms as the 1997 Management Incentive Plan. Those terms include a performance feature whereby one-half of the Options granted will vest over three years if a 10% increase in Pre-Bonus Net Income is achieved, and the second one-half of the Options granted vest over three years if a 30% increase in Pre-Bonus Net Income is achieved. If the performance goals are not met the Options will ultimately vest after nine years and eleven months. This Plan added an "accelerator" feature for the Options so that vesting may occur sooner than the three years or nine years and eleven months, when and if the market price of the Company's stock doubles from the fair market value of the stock at the date of the grant. All Options will also include a "reload" feature under this Plan.

      4. You will be given a vehicle allowance of $12,000 to be paid quarterly throughout the fiscal year. You are also allowed personal use of a corporate owned aircraft for up to 10 hours this fiscal year.

      5. A credit limit of $3,500 has been established on your The Buckle charge account, subject to annual change as determined by management. Please make sure your charge account balance does not exceed this limit. You may have payments made to your charge account via payroll withholding during the year.

      Management is committed to reviewing its policies continually. Accordingly, the statements outlined above are subject to review and change at any time, with or without notice.

      I understand I have the right to terminate my employment with the Company at any time, with or without notice, and the Company retains the same right, with or without cause or notice. I recognize, therefore, that I am an "at will" employee.

      This acknowledgment supersedes any prior acknowledgment or agreement with the Company. This acknowledgment does not constitute an agreement of employment with the Company.

April 5, 2004
The Buckle, Inc.

Acknowledged by: /s/ JAMES E. SHADA
                 ---------------------------
                       James E. Shada

                                       2